                                                                    Exhibit 99.2

                   [ALLIED HEALTHCARE INTERNATIONAL INC. LOGO]

                      ALLIED HEALTHCARE INTERNATIONAL INC.
                       HIRES NEW INDEPENDENT AUDITING FIRM

NEW YORK--July 11, 2006--Allied Healthcare International Inc. (NASDAQ: AHCI;
AIM: AHI), one of the United Kingdom's leading providers of flexible healthcare staffing services, has engaged Eisner LLP, an independent member of Baker Tilly
International, as the Company's new independent auditing firm. Eisner will replace KPMG Audit Plc, effective immediately. The transition from KPMG Audit
Plc was not the result of any disagreement between the two companies on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom.
Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the
U.K. population. Allied meets the needs of Private Patients, Community Care,
Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland and oxygen concentrators to customers in Northern Ireland. Following the award of the new oxygen contracts, the Company now also provides unified oxygen services directly to customers in the South East of England.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied;
the general level of patient occupancy at hospital and healthcare facilities of
Allied's customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied's information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which
Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the

forward-looking statements in this
press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Allied Healthcare International Inc.
Paul Weston, Interim Chief Financial Officer
212-750-0064
paulweston@alliedhealthcare.com

Investors:
The Investor Relations Group
Adam Holdsworth, 212-825-3210
aholdsworth@investorrelationsgroup.com

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